Exhibit 99.1

CONTACTS:

Tom Ward	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES AMENDED AND EXTENDED $4.0 BILLION

REVOLVING CREDIT FACILITY

INDIANAPOLIS, April 7, 2014—Simon Property Group, Inc. (NYSE:SPG) today announced that it has amended and extended its $4.0 billion unsecured multi-currency revolving credit facility.  The newly refinanced facility, which can be increased to $5.0 billion during its term, will initially mature on June 30, 2018 and can be extended for an additional year to June 30, 2019 at the Company’s sole option.  The interest rate on the new revolver is reduced to LIBOR plus 80 basis points from LIBOR plus 95 basis points and provides for borrowings denominated in U.S. Dollars, Euro, Yen, Sterling, Canadian Dollars and Australian Dollars.

“The newly refinanced credit facility extends the duration to more than five years while providing a reduction in our borrowing costs,” said David Simon, Chairman and Chief Executive Officer. “This further enhances our already strong financial flexibility, and with our existing $2.0 billion revolver, provides $6.0 billion of total revolving credit capacity for the Company.”

For this facility, JPMorgan and Bank of America Merrill Lynch were Joint Lead Arrangers and Joint Bookrunners; Citibank, Royal Bank of Scotland and Sumitomo Mitsui Banking Corporation were Joint Lead Arrangers and Co-Syndication Agents; and Barclays, BNP Paribas, BBVA Compass, Credit Suisse, Deutsche, Goldman Sachs, Mizuho, Morgan Stanley, PNC, SunTrust, Royal Bank of Canada, UBS, Union Bank and U.S. Bank were Co-Documentation Agents.  In addition to the above financial institutions, there were 10 Co-Lenders in the facility.

About Simon Property Group

Simon Property Group, Inc. (NYSE:SPG) is an S&P 100 company and a global leader in the retail real estate industry.  The Company currently owns or has an interest in more than 325 retail real estate properties in North America and Asia comprising approximately 242 million square feet. We are headquartered in Indianapolis, Indiana and employ approximately 5,500 people in the U.S.  For more information, visit the Simon Property Group website at www.simon.com.